Exhibit 99.6

[LETTERHEAD OF CENTERVIEW PARTNERS LLC]

The Board of Directors

Lorillard, Inc.

714 Green Valley Road

Greensboro, NC 27404-0529

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 14, 2014, to the Board of Directors of Lorillard, Inc. (“Lorillard”) as Annex E to, and reference thereto under the headings “Summary—Opinions of Lorillard’s Financial Advisors”, “Risk Factors—Risk Factors Relating to the Merger and Divestiture—The fairness opinions obtained by the boards of directors of RAI and Lorillard from their respective financial advisors will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinions”, “RAI Proposal: Approval of the Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Background of the Merger”, “RAI Proposal: Approval of the Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Lorillard’s Reasons for the Merger; Recommendation of the Lorillard Board of Directors”, “RAI Proposal: Approval of the Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Opinions of Lorillard’s Financial Advisors” and “RAI Proposal: Approval of the Share Issuance and Lorillard Proposal I: Adoption of the Merger Agreement—Lorillard Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed merger involving Lorillard and Reynolds American Inc. (“RAI”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of RAI (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

October 17, 2014